PERICOM SEMICONDUCTOR REPORTS
FISCAL THIRD QUARTER 2010 FINANCIAL RESULTS

▪	Fiscal third quarter results exceeded guidance.
▪	Net revenues increased 2.4% sequentially, and 50% year-over-year.
▪	Gross margin increased 166 basis points sequentially.
▪	GAAP net income attributable to Pericom shareholders increased 23% sequentially and 1,093% year-over-year.

San Jose, Calif. – May 3, 2010 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal third quarter ended March 27, 2010.

Net revenues for the third quarter were $36.7 million, an increase of  2.4% from the $35.8 million reported in the second quarter, and up 50% from the $24.4 million reported in the comparable period last year.

Gross margin was 35.3%, up from 33.6% last quarter, and down slightly from 35.5% in the comparable period last year.

GAAP net income attributable to Pericom shareholders for the third quarter was $3.1 million, or $0.12 per diluted share, compared with net income of $2.5 million, or $0.10 per diluted share in the second quarter, and net income of $256,000, or $0.01 per diluted share in the comparable period last year.

“We are pleased to report a sequential revenue increase, driven by increased demand from computing and networking/telecom market segments” said Alex Hui, President and CEO of Pericom.   “We continued to expand gross margin and control operating expenses, which led to a 49% improvement in operating results compared with last quarter.”

“The book to bill ratio was significantly higher than one for the quarter just concluded and the strong booking trend has continued during the first month of our Q4.   We continue to expand our end market solutions for high speed serial connectivity with an ongoing stream of new products.  With improved end market demand and a robust pipeline of new design wins going into production during the next few quarters, we believe Pericom is well positioned to continue delivering both revenue growth and better operating results.”

New Products

In the March quarter, we continued to expand our serial connectivity solution with the introduction of 14 new products that work across the Signal Integrity, Timing and Connectivity product areas:

•
Expanding its solutions for high speed serial protocol signal integrity, Pericom introduced 2 new ReDriverTM products addressing SATA3, SAS2 and DisplayPort protocols. These products address server, storage and computing market segments.

•
Adding to high speed Connectivity solutions, Pericom introduced 6 new charger management, switching and connectivity products targeted across PCIe, HDMI, VGA, and USB 2.0/3.0 protocols. The USB 2.0/3.0 charger management products offer high level integration for notebook applications. These products target the computing, server, networking and embedded market segments.

•
Expanding its timing solutions for next generation platforms, Pericom introduced 6 new products in the past quarter—3 advanced crystal oscillators (XO) and 3 clock generator/buffers—all targeting next generation networking, server, storage and ultra-mobility market segments.

NEWS RELEASE May 3, 2010

Share Repurchase Update

On April 29, 2008, our Board of Directors authorized the repurchase of $30 million of our common stock.  Pursuant to the 2008 authority, the Company repurchased 337,586 shares in the three months ended March 27, 2010 for an aggregate cost of $3,194,220 and an average per share purchase price of $9.46.  The remaining balance of potential share repurchases under the 2008 authority is approximately $22.2 million.

Fiscal Q4 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. Our fourth fiscal quarter is a 14-week period this year, and the outlook reflects the additional week.

•	Revenues in the fourth fiscal quarter are expected to be in the range of $40.0 million to $42.0 million.

•	Gross margins are expected to be in the 35% to 36% range.

•	Operating expenses are expected to be in the range of $11.2 to $11.7 million, which include stock-based compensation expense of approximately $1.1 million.

•	Other income is expected to be approximately $1.1 million.

•	Net income from unconsolidated affiliates PTI and JCP is expected to be approximately $0.6 million.

•	The effective tax rate is expected to be approximately 34%.

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (877) 377-7103 and reference “Pericom”. A slide presentation will accompany the conference call.  To view the slides, please visit the investor relations section of www.pericom.com.

The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com.  Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

A taped replay of the conference call will be made available for five business days. To listen to the replay, dial (800) 642-1687 and reference conference number 71620896.

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE May 3, 2010

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. http://www.pericom.com.

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the caption ‘Fiscal Q4 Outlook’, which regard the anticipated revenues, gross margin, operating expenses, other income and tax rate in the fourth fiscal quarter, and statements regarding continuing to drive improvements in gross margin and operating overhead, an increasing need for our products, Pericom being well positioned for the next phase of growth, continuing revenue growth and delivering better operating results for the rest of 2010. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our quarterly report on Form 10-Q for the quarter ended December 26, 2009, our annual report on Form 10-K for the year ended June 27, 2009, and, in particular, the risk factors sections contained in those reports.

Contact: Robert Strickland
Pericom Semiconductor
Tel: 408 435-0800
rstrickland@pericom.com

- See Attached Tables -

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE, May 3, 2010

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Mar 27	Dec 26	Mar 28	Mar 27	Mar 28
	2010	2009	2009	2010	2009

Net revenues	$36,661	$35,805	$24,394	$105,418	$98,924

Cost of revenues	23,723	23,762	15,731	69,900	64,321

Gross profit	12,938	12,043	8,663	35,518	34,603

Operating expenses:

Research and development	4,251	4,336	3,996	12,633	12,580

Selling, general and administrative	6,201	6,035	5,136	19,065	17,490

Restructuring charge	-	-	293	-	510

Total operating expenses	10,452	10,371	9,425	31,698	30,580

Income from operations	2,486	1,672	(762)	3,820	4,023

Interest and other income	1,219	1,288	1,501	4,150	3,871

Other than temporary decline in value of investment	-	-	(48)	-	(506)

Income before income taxes	3,705	2,960	691	7,970	7,388

Income tax expense	1,260	1,002	460	2,737	2,344

Net income from consolidated companies	2,445	1,958	231	5,233	5,044

Equity in net income of unconsolidated affiliates	608	536	49	1,671	95

Net income	3,053	2,494	280	6,904	5,139

Net income attributable to noncontrolling interests	-	(6)	(24)	(28)	(92)

Net income attributable to Pericom shareholders	$3,053	$2,488	$256	$6,876	$5,047

Basic income per share to Pericom shareholders	$0.12	$0.10	$0.01	$0.27	$0.20

Diluted income per share to Pericom shareholders	$0.12	$0.10	$0.01	$0.27	$0.20

Shares used in computing basic income per share	25,386	25,543	25,218	25,479	25,438

Shares used in computing diluted income per share	25,697	25,911	25,282	25,762	25,673

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3545 North First Street	San Jose, CA 95134	(408) 435-0800

NEWS RELEASE, May 3, 2010

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	As of	As of
	Mar 27, 2010	Jun 27, 2009
Assets

Current Assets:

Cash & cash equivalents	$34,528	$37,321
Restricted cash	-	3,200
Short-term investments	74,933	75,471
Accounts receivable – trade	22,458	22,875
Inventories	18,605	16,340
Prepaid expenses and other current assets	4,147	3,738
Deferred income taxes	2,674	2,433
Total current assets	157,345	161,378

Property, plant and equipment-net	49,274	47,238
Investments in unconsolidated affiliates	12,495	10,826
Deferred income taxes non current	3,767	4,657
Long-term investments in marketable securities	16,898	11,780
Goodwill	1,685	1,673
Intangible assets	1,543	1,764
Other assets	7,440	6,742
Total assets	250,447	$246,058

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$11,140	$10,824
Accrued liabilities and other	10,555	15,118
Current portion of long-term debt	123	60
Total current liabilities	21,818	26,002

Long-term debt	1,570	1,610
Industrial development subsidy	4,822	3,718
Other long-term liabilities	1,522	1,287
Total liabilities	29,732	32,617

Shareholders' equity:
Common stock and paid in capital	133,297	133,162
Retained earnings and other comprehensive income	87,418	79,046
Total Pericom shareholders' equity	220,715	212,208
Noncontrolling interests in consolidated subsidiaries	-	1,233
Total shareholders' equity	220,715	213,441

Total liabilities and shareholders' equity	$250,447	$246,058

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3545 North First Street	San Jose, CA 95134	(408) 435-0800

NEWS RELEASE, May 3, 2010

Pericom Semiconductor Corporation
Share-Based Compensation
(In thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	Mar 27	Dec 26	Mar 28	Mar 27	Mar 28
	2010	2009	2009	2010	2009

Manufacturing	$70	$65	$72	$198	$192

Research & development	371	342	393	1,065	1,048

Selling, general & administrative	557	526	533	1,598	1,458

	$998	$933	$998	$2,861	$2,698

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3545 North First Street	San Jose, CA 95134	(408) 435-0800